Exhibit 3.1

Deed of amendment / Mobileye N.V.

NvS/IvB

AMENDMENT TO THE ARTICLES OF ASSOCIATION

MOBILEYE N.V.

(FINAL PRE-IPO/SHARE CONVERSION)

On this day, the thirty-first day of July two thousand fourteen, appeared before me, Ilona Noëlle van den Bergh, candidate- civil law notary, hereinafter referred to as "civil law notary", as legal substitute of Nicole Corine van Smaalen, LL.M., civil law notary officiating at Amsterdam:

Maartje Margaretha Johanna Schoneveld, born in Leiden, the Netherlands, on the seventeenth day of October, nineteen hundred eighty-nine, for these purposes electing as her place of residence the office of the notary, J.J. Viottastraat 52, 1071 JT Amsterdam.

The appearing person declared as follows:

I.          PRESENT ARTICLES OF ASSOCIATION

The Articles of Association of Mobileye N.V., a limited liability company (naamloze vennootschap), having its corporate seat at Amsterdam, with address at Har Hotzvim, 13 Hartom Street, PO Box 45157, 97775 Jerusalem, Israel, registered with the trade register under number 34158597 (the "Company"), have most recently been amended by the deed executed before me, civil law notary, on the tenth day of July two thousand fourteen.

II.         RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION

At an extraordinary General Meeting of the shareholders of the Company held in Amsterdam on the ninth day of July two thousand fourteen, it was decided, among other things, to amend and restate the Articles of Association of the Company in their entirety as set forth herein (the “Resolution”). The minutes of the meeting referred to above will be attached to this deed. At the above-mentioned meeting, the appearing person was given authority, among other things, to have drawn up, to sign and to have executed this deed of

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amendment. The Resolution was made subject to the condition precedent (the “Initial Public Offering Condition Precedent”) that the “effective date” of the initial public offering of the Company’s shares (the “Initial Public Offering”), as referred to in Article 5.1 of the Company’s current Articles of Association, shall have occurred, as evidenced by the United States Securities and Exchange Commission (the “Securities and Exchange Commission”) having declared effective the Registration Statement on Form F-1 filed with the Securities and Exchange Commission in connection with the Initial Public Offering. The Resolution further provides that the fulfilment of the Initial Public Offering Condition Precedent shall be conclusively evidenced by the delivery to me, civil law notary, of a certificate (the “Certificate”) signed by an executive director of the Company, to the effect that the Initial Public Offering Condition Precedent has been satisfied. The Certificate has been duly delivered to me on the date of this Deed. In addition, (i) at an extraordinary meeting of the holders of D shares held on the ninth day of July two thousand fourteen the meeting of holders of D shares approved the amendments to the articles of association of the Company pursuant to this deed of amendment and (ii) at an extraordinary meeting of the holders of F1 shares held on the ninth day of July two thousand fourteen the meeting of holders of F1 shares approved the amendments to the articles of association of the Company pursuant to this deed of amendment. A copy of these minutes of the foregoing meetings of the holders of D shares and F1 shares and of the Certificate will be attached to this deed.

III.         AMENDMENT OF THE ARTICLES OF ASSOCIATION

Pursuant to the Resolution, the appearing person subsequently declared that the Company's Articles of Association are amended and restated in their entirety to read as follows:

CHAPTER I

Definitions

Article 1

In these Articles of association, the following terms shall have the following meaning:

a.	General Meeting: the corporate body of the Company constituting the general meeting of shareholders of the Company or a meeting of such corporate body;

b.	depositary receipts: depositary receipts for shares in the Company. Unless the context indicates otherwise, such receipts include depositary receipts issued with or without the Company's co-operation;

c.	depositary receipt holders: holders of depositary receipts issued with the Company's co-operation. Unless otherwise stated such holders include persons who, as a result of any right of usufruct or right of pledge created on any share,

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have the rights conferred by law upon the holders of depositary receipts issued with the Company's co-operation;

d.	annual accounts: the balance sheet and profit and loss account plus explanatory notes and additional information thereto;

e.	subsidiary:

-	a legal entity in respect of which the Company or any of its subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting of such entity;

-	a legal entity of which the Company or any of its subsidiaries are members or shareholders, and in respect of which the Company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity's directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, if all persons having voting rights in fact cast their vote;

f.	auditor: a registered accountant or any such other accountant as referred to in Article 2:393 of the Dutch Civil Code, or any organization in which such accountants co-operate;

g.	regulated market: regulated market(s) or multilateral trading facility(/ies), as referred to in Article 1:1 of the Dutch Financial Supervision Act, where shares in the capital of the Company are admitted to trading, or any similar share trading market outside the European Union.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the Company is Mobileye N.V.

2.2	The Company has its corporate seat at Amsterdam, The Netherlands.

Article 3. Objects

The objects of the Company are:

a.	to develop, manufacture and sell products for the automotive and transportation industries and/or vision-based technologies related to these products;

b.	to incorporate, participate in and conduct the management of other companies and businesses;

c.	to provide administrative, technical, financial, economic or managerial services to other companies, persons or businesses;

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d.	to acquire, sell, transfer, manage, develop and exploit real and moveable property and other goods, including patents, trademark rights, licenses, permits, knowhow and other industrial property rights;

e.	to extend loans of money and/or to borrow money, and to provide security or guarantee the obligations of other parties in some other manner, or engage itself as jointly and severally liable along with or for other parties; and

f.	to perform any and all activities of industrial, financial or commercial nature, with the above being either by itself or in collaboration with third parties and including performing and promoting any directly or indirectly related actions, all in the widest sense of the word/words.

CHAPTER III

Capital and shares. Register of shareholders

Article 4. Authorized capital

4.1	The authorized capital amounts to ten million one hundred twenty-five thousand six hundred fifty-seven euros and twenty-five eurocents (EUR 10,125,657.25) and is divided into one billion twelve million five hundred sixty-five thousand seven hundred twenty-five (1,012,565,725) ordinary shares, each with a nominal value of one eurocent (EUR 0.01).

4.2	All shares shall be in registered form.

4.3	The shares may be divided into fractional shares (onderaandelen).

4.9	No share certificates shall be issued for shares.

Article 5. Register of shareholders

5.1	The Board of Directors shall keep, or cause to be kept, a register in which the names and addresses of all shareholders shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by, or service upon the Company of notice of, the transaction by which such person became a shareholder, as well as the amount paid up on each share. The register shall also contain the names and addresses of all holders of a right of usufruct or pledge on shares, specifying the date on which they acquired such right, the date of acknowledgment by, or service upon the Company of notice of, such right and what rights such persons have been granted as referred to in Articles 12 and 13.

5.2	With due observance of the relevant statutory provisions, the register shall be kept by or on behalf of the Company, shall be regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one address.

5.3	Part of the register may be kept abroad in compliance with applicable laws or

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pursuant to the regulations of a regulated market to which shares are admitted to trading.

CHAPTER IV

Issue of shares. Own shares

Article 6. Issue of shares. Authorized corporate body

6.1	The Company shall only issue shares pursuant to a resolution of the General Meeting or of another corporate body designated to do so by a resolution of the General Meeting for a fixed period not exceeding five years. The designation must be accompanied by a stipulation as to the number of shares that may be issued. The designation may each time be extended for a period of up to five years. The designation may not be cancelled, unless the designation provides otherwise.

6.2	A decision by the General Meeting to issue shares or to designate another body to issue shares can only be taken upon the proposal of the Board of Directors.

6.3	Within eight days after the resolution of the General Meeting to issue shares or to designate a corporate body, the Company shall deposit a full text thereof at the trade register.

6.4	Within eight days after the end of each quarter, the Company shall notify the trade register of each issue of shares, stating the number of shares.

6.5	The provisions of Articles 6.1 through 6.3 shall apply mutatis mutandis to the granting of rights to subscribe for shares, but shall not apply to the issue of shares to someone who exercises a previously existing right to subscribe for shares.

Article 7. Terms and conditions of issue. Pre-emptive rights

7.1	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined in the resolution.

7.2	Each shareholder shall have a pre-emptive right with respect to any share issue in proportion to the aggregate nominal value of his shares, except if shares are issued for a non-cash consideration or if shares are issued to employees of the Company or of a group company.

7.3	The Company shall announce the issue of shares which are subject to pre-emptive rights and the period of time during which such rights may be exercised, in the Staatscourant (Official Gazette), in a Dutch national daily newspaper and further any other publication as required in accordance with the laws of the regulated market on which shares in the Company’s capital are admitted to trading. The previous sentence does not apply if all shareholders are notified in

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writing of a proposed issuance in respect of which pre-emptive rights are applicable at the address indicated by each of them in the shareholders register.

7.4	Pre-emptive rights may be exercised within at least two weeks after the day when the announcement in the Staatscourant (Official Gazette) was published or after the notification of the issuance was sent to the shareholders.

7.5	Pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. The reasons for the exclusion of pre-emptive rights and the issue price of the shares to be issued without pre-emptive rights must be given in writing in the proposal to adopt such resolution. Pre-emptive rights may also be excluded or restricted by the authorized corporate body referred to in Article 6.1 if such corporate body is authorized by the resolution of the General Meeting for a fixed period, not exceeding five years, to restrict or exclude pre-emptive rights. The designation may each time be extended for a period of up to five years. Unless determined otherwise, the designation cannot be cancelled. Upon termination of the authority of the corporate body to issue shares, its authority to restrict or exclude pre-emptive rights shall also terminate.

7.6	A resolution of the General Meeting to restrict or exclude pre-emptive rights or to authorize a corporate body to restrict or exclude pre-emptive rights, shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the General Meeting. Within eight days after the resolution, the Company shall deposit the full text thereof at the trade register.

7.7	Upon the granting of rights to subscribe to shares, the shareholders shall have a pre-emptive right. The provisions of the previous paragraphs of this Article shall apply mutatis mutandis to the granting of rights to subscribe to shares. Shareholders shall have no pre-emptive rights in respect of shares issued to a person who exercises a right to acquire shares granted to him at an earlier date.

Article 8. Payment for shares. Payment in cash. Non-cash Contribution

8.1	Upon the issue of each share, the nominal value must be fully paid up, and, in addition, if the share is subscribed for at a higher amount, such amount must be fully paid. It may be stipulated that a part, not exceeding three quarters of the nominal value, needs only be paid after such part is called up by the Company.

8.2	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the Company's approval. If payment is made in foreign currency, the payment obligation shall be considered fulfilled up to the Netherlands currency amount into which the foreign currency can be freely converted. The basis for determination shall be the rate of

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exchange on the day of payment. If the shares or depositary receipts will without delay, upon issue, be admitted to trading on a regulated market outside The Netherlands, the Company may demand that payment be made based on the rate of exchange on a fixed day within two months before the last day on which payment must be made. If payment is made in foreign currency, a banker's statement as referred to in Article 2:93a paragraph 2 of the Dutch Civil Code shall be deposited at the trade register within two weeks after payment.

8.3	The Board of Directors is authorized to enter into an agreement relating to payment for shares other than in cash. In accordance with Article 2:94b paragraph 1 of the Dutch Civil Code, a description shall be drawn up of the contribution to be made.

8.4	An auditor as mentioned in Article 2:393 paragraph 1 of the Dutch Civil Code shall issue a statement on the description of the contribution to be made.

8.5	The provisions set out in this Article relating to the description and auditor's statement shall not apply to the cases referred to in Article 2:94b paragraph 3 or paragraph 5 of the Dutch Civil Code.

8.6	The Board of Directors is authorized to take actions as specified in Article 2:94 of the Dutch Civil Code without approval of the General Meeting.

Article 9. Own shares. Financial assistance

9.1	The Company may not subscribe for its own shares, or depositary receipts therefor, upon the issue thereof.

9.2	The Company may only acquire fully paid up shares in its own capital, or depositary receipts therefor, without consideration or if:

a.	its shareholders equity, determined as set forth in Article 9.3, less the acquisition price, is not less than the sum of the paid and called up part of its capital and the reserves, which must be maintained by law or under the Articles, and

b.	the nominal amount of the shares in its capital or depositary receipts thereof which the Company acquires, holds, holds as pledgee or which are held by a subsidiary company, is not more than one half of the Company’s issued capital.

9.3	The validity of the acquisition shall be determined on the basis of the amount of the Company's equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the Company's capital or depositary receipts, the amounts of loans referred to in Article 98c, paragraph 2 of the Dutch Civil Code and any distributions to others out of profits or reserves

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which became payable by the Company and its subsidiaries after the date of that balance sheet. If more than six months have elapsed since the expiration of a financial year without adoption of the annual accounts for that year, an acquisition in accordance with the provisions of Article 9.2 is not permitted.

9.4	The Board of Directors shall require the authorization of the General Meeting for an acquisition other than for no consideration. Such authorization resolution of the General Meeting shall be valid for a maximum period of eighteen months. In the authorization resolution, the General Meeting shall determine (i) the number of shares (including depositary receipts) that may be acquired, (ii) how the shares (including depositary receipts) may be acquired and (iii) the limits of the share prices within which shares (including depositary receipts) may be acquired.

9.5	The authorization resolution of the General Meeting, as referred to in Article 9.4, is not required to the extent the Company acquires its own shares or depositary receipts admitted to trading on any regulated market, in order to transfer such shares or depositary receipts to employees of the Company or of a group company, pursuant to a scheme applicable to such employees.

9.6	The Company may not with a view to any other party subscribing to or acquiring the Company's shares or depositary receipts, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries.

9.7	The Company and its subsidiaries may not grant loans with a view to subscribing for its own shares or depositary receipts therefor or any other party acquiring shares in the capital of the Company or depositary receipts therefor, unless the Board of Directors passes a resolution to that effect and the conditions of Article 2:98c paragraphs 2 up to and including 7 of the Dutch Civil Code are fulfilled. This prohibition shall not apply if shares or depositary receipts therefor are subscribed for or acquired by employees of the Company or a group company.

9.8	Shares in the Company's capital and depositary receipts therefor may, upon issue, not be subscribed for by or on behalf of any of the Company’s subsidiaries. The subsidiaries may acquire such shares or depositary receipts for their own account only insofar as the Company is permitted to acquire its own shares or depositary receipts pursuant to Articles 9.2 up to and including 9.5.

9.9	Disposition of any of the Company’s own shares or depositary receipts held by the Company shall require a resolution of the General Meeting provided that the General Meeting has not granted the authority to issue shares to another

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corporate body, in which case that other corporate body shall also be authorized to dispose of shares or depositary receipts in the Company’s own capital held by the Company. Pre-emptive rights are not applicable to any disposition of shares or depositary receipts pursuant to this Article 9.9.

9.10	The Company may not cast votes in respect of the Company’s own shares that are held by the Company or in respect of the Company’s own shares on which the Company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of the Company’s shares that are held by the Company if the right of pledge or usufruct was created by the Company. No votes may be cast in respect of the shares in respect of which depositary receipts are held by the Company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any subsidiary or in respect of which any subsidiary holds a right of usufruct or pledge.

9.11	When determining to what extent the Company's capital is represented, or whether a majority represents a certain part of the capital, the shares for which no votes can be cast shall be disregarded.

Article 10. Capital reduction

10.1	At the proposal of the Board of Directors the General Meeting may, with due observance of the relevant statutory provisions, resolve to reduce the issued capital by a cancellation of shares held by the Company.

10.2	For a resolution to reduce the capital, a majority of at least two-thirds of the votes cast shall be required if less than one-half of the issued capital is represented at the meeting.

10.3	The convening notice calling a General Meeting at which a motion for capital reduction is proposed, shall specify the purpose of the capital reduction as well as the method of reduction.

CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 11. Transfer of shares

11.1	The transfer of shares shall require a deed intended for that purpose, and also, except if the Company itself is a party to that legal act, a written acknowledgement of the transfer by the Company.

11.2.	The provisions of Article 11.1 shall also apply to the allotment of shares in the event of a partition of any jointly held property, the transfer of a share as a consequence of foreclosure of a right of pledge, the creation, surrender and transfer of a right of usufruct on a share and the creation and surrender of a right

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of pledge on a share.

Article 12. Usufruct

12.1	A shareholder may freely create a right of usufruct on one or more of his shares.

12.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

12.3	In deviation from Article 12.2, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct.

12.4	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon depositary receipt holders. The usufructuary without voting rights shall also have such rights unless these are withheld from such person upon the creation or transfer of the usufruct.

Article 13. Pledge

13.1	A shareholder may create a right of pledge on one or more of his shares.

13.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

13.3	In deviation from Article 13.2, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge.

13.4	The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon depositary receipt holders. Pledgees without voting rights shall also have such rights unless these are withheld from them upon the creation or transfer of the pledge.

13.5	If a pledge is created without acknowledgement by or service on the Company, the rights pursuant to the provisions of this Article 13 shall vest in the pledgee only after the pledge has been acknowledged by, or notice thereof has been served on, the Company.

CHAPTER VI

Board of Directors

Article 14. Board of Directors.

14.1	The Board of Directors shall be in charge of managing the Company, subject to the restrictions set forth in these Articles of Association, in particular those relating to the allocation of responsibilities between the executive directors and the non-executive directors.

14.2	In performing their duties, the directors shall act in accordance with the interest of the Company and the business connected to it.

Article 15. Appointment.

15.1	The Board of Directors shall consist of one or more executive directors and one or

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more non-executive directors. The executive directors and the non-executive directors are hereinafter jointly also referred to as the “directors”.

The Board of Directors shall initially, as of the date of execution of this deed of amendment, subject to the provisions of the following sentence, consist of seven (7) persons, of whom two (2) shall be executive directors and five (5) shall be non-executive directors. The total number of directors, the total number of executive directors and the total number of non-executive directors, may be increased or decreased pursuant to a resolution of the Board of Directors approved by a majority vote of all of the executive directors, and a majority vote of all of the non-executive directors, then in office. A decrease in the number of directors, or in the number of executive or non-executive directors, shall not result in a decrease in the term of office of any director in office at the time of such decrease in the number of directors. Only natural persons can be directors.

15.2	The non-executive directors shall supervise the fulfilment of their duties by the executive directors and shall supervise the general affairs of the Company. The executive directors are responsible for the day-to-day management of the Company, in accordance with general policies adopted from time to time by the Board of Directors. Non-executive directors shall be involved in the day-to-day management of the Company only in relation to those matters specifically assigned to non-executive directors or to the Board of Directors as a whole pursuant to these Articles of Association or the corporate governance guidelines (reglement) of the Board of Directors, and only to the extent specifically so entrusted by these Articles of Association and the corporate governance guidelines to the non-executive directors or the Board of Directors as a whole.

15.3	The executive directors shall comply with any specific instructions given to them by the Board of Directors as a whole.

15.4	No non-executive director shall be obligated to take any steps to prevent any actual or alleged mismanagement (onbehoorlijke taakvervulling) of the Company and its subsidiaries except if and to the extent that the relevant non-executive director has actual knowledge of, or, after exercise of reasonable inquiry consistent with his duties as a non-executive director of the Company, should have had knowledge of, the facts constituting such actual or alleged mismanagement.

15.5	The executive directors and non-executive directors shall be appointed by the General Meeting. A director shall be designated by the General Meeting as an executive director or a non-executive director at the time of his election to the Board of Directors.

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15.6	Except as otherwise provided in this Article 15.6, the directors shall serve for a term of three (3) years from the date of their election until the end of the annual General Meeting held in the third year following their election. However, (i) the initial term of office of the executive directors serving as such immediately prior to the execution of this deed of amendment shall expire at the end of the annual General Meeting held in the year two thousand fifteen and (ii) the initial term of office of the non-executive directors serving as such immediately prior to the execution of this deed of amendment shall expire at the end of the annual General Meeting held in the year two thousand sixteen. The Board of Directors may at the time of its proposal to the General Meeting to elect a new director to fill a vacancy as a consequence of a change in the number of directors, or otherwise, determine that a particular newly elected director will serve for a shorter or longer term than three (3) years to ensure that the terms of office of approximately one-third of the members of the Board of Directors expire each year.

15.7	The Board of Directors shall appoint one of its non-executive members to be its Presiding Director (voorzitter) for such period as the Board of Directors may decide. The Presiding Director presides at the meeting of the Board of Directors.

15.8	The Board of Directors may designate one of the executive directors as Chief Executive Officer and one of the executive directors as Chairman of the Company.

15.9	Except as otherwise permitted by Article 132a of Book 2 of the Dutch Civil Code, a director may hold a maximum of two (2) memberships of supervisory boards and/or non-executive board memberships of Dutch limited liability companies (naamloze vennootschappen), Dutch private companies with limited liability (besloten vennootschappen met beperkte aansprakelijkheid) and Dutch foundations (stichtingen) which do not meet at least two of the statutory requirements as laid down in Article 2:397 paragraph 1 Dutch Civil Code (or, in the case of a foundation, Article 297a, paragraph 1, of the Dutch Civil Code), taking into account that the chairmanship of a supervisory board or of a Board of Directors, in case the board is divided into executive and non-executive directors, counts twice for these purposes.

15.10	The appointment of a member of the Board of Directors in itself does not constitute an employment contract (arbeidsovereenkomst) between the member of the Board and the Company. An employment contract between the Company and a director is prohibited.

Article 16. Suspension and dismissal.

16.1	The General Meeting shall at all times have the power to suspend or dismiss each director, provided that the resolution is passed by a majority of no less than two-

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thirds of the votes cast, which vote also represents more than one-half of the Company’s issued capital.

The Board of Directors as a whole shall also have the power to suspend each executive director.

16.2	Any such suspension may be extended several times but the total term of the suspension may not exceed three (3) months. The suspension shall expire at the end of this period if no resolution has been adopted either to lift the suspension or to dismiss the director.

Article 17. Compensation.

17.1	The Company shall have a policy regarding the compensation of the Board of Directors. The compensation policy shall be adopted by the General Meeting upon the proposal of the Board of Directors and may only be amended by the General Meeting pursuant to a proposal of the Board of Directors. The compensation policy shall contain at least the items as set forth in Article 2:383c up to and including Article 2:383e of the Dutch Civil Code, to the extent that these relate to the directors.

17.2	The compensation and the other terms and conditions of service of each executive director are determined by the non-executive directors acting by a majority vote of all non-executive directors in office, with due observance of the compensation policy. The compensation of the non-executive directors is determined by the General Meeting pursuant to a proposal of the Board of Directors.

17.3	A proposal for the compensation of directors in the form of shares or rights to acquire shares shall be submitted by the Board of Directors to the General Meeting for approval. Approval of option or share grants to directors may also cover all future grants by the Board of Directors or a committee thereof under present and future equity incentive plans approved by the Board of Directors from time to time, within the limits of the shares available for grant under such plans from time to time.

Article 18. Decision-making. Division of duties.

18.1	The Board of Directors shall meet as often as any two directors may deem necessary.

18.2	In the meeting of the Board of Directors each director has a right to cast one vote. Except as specifically provided herein, all resolutions by the Board of Directors shall be adopted by an absolute majority of the votes cast in a meeting at which a majority of the directors is present or represented. If there is a tie in votes, the proposal will be rejected. Matters that are specifically entrusted to the non-executive directors as a group pursuant to these Articles or the provisions of Dutch law shall

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be decided by a majority vote of all non-executive directors in office at the time of the relevant decision.

18.3	A director may grant another director a written proxy to represent him at a particular meeting indicated in such proxy.

18.4	Resolutions of the Board of Directors may be adopted in writing – including any electronic message and facsimile, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing – by all directors in office who are entitled to vote on the relevant resolution provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

18.5	The Board of Directors may adopt rules and regulations governing its decision-making process.

18.6	Subject at all times to the provisions of Articles 15.1 up to and including 15.4, the Board of Directors may make a division of duties, specifying the individual duties of every director.

18.7	Subject to the provisions of Article 18.8, a director shall not take part in any discussion or decision-making in respect of which such director has directly or indirectly personally a conflict of interest with the Company and the business connected to it.

18.8	If no resolution can be adopted by the Board of Directors as a result of Article 18.7 because all directors have a conflict of interest, the Board of Directors shall nonetheless be authorized to adopt a resolution and those directors who have a conflict of interest shall be entitled to vote on such resolution.

18.9	The executive directors shall timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties or as may be requested from time to time by any non-executive directors.

18.10	The Board of Directors may establish such committees as it may deem necessary. The Board of Directors appoints the members of each committee and determines the tasks of each committee. The Board of Directors may at any time change the duties and the composition of a committee.

If the Board of Directors consists of more than four (4) non-executive directors, the Board of Directors must establish at least an audit committee, a compensation committee and a nominating and corporate governance committee.

The Board of Directors shall draw up charters governing each committee’s internal affairs.

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Article 19. Representative authority.

19.1	The Board of Directors shall represent the Company. The authority to represent the Company shall also be vested in each executive director individually. For the avoidance of doubt, the non-executive directors shall have no authority to represent the Company individually except as provided in Article 22 in the case of absence or inability to act of all executive directors.

19.2	The Board of Directors may appoint officers and grant them a general or special power of attorney. Their titles shall be determined by the Board of Directors. Every attorney in fact shall represent the Company within the bounds of his or her authorization.

Article 20. Approval of executive director actions.

20.1	The Board of Directors may resolve that specific actions by the executive directors must be approved in advance by a resolution of the Board of Directors. All such resolutions subjecting actions of the executive directors to the prior adoption of a resolution of the Board of Directors shall be in writing and notified to the executive directors. The absence of approval by a Board resolution as meant in this Article 20.1 does not affect the representative authority of the executive directors.

20.2	Without prejudice to the other provisions in these Articles of Association, the approval of the General Meeting shall be required for decisions by the Board of Directors leading to an important change in the Company’s or its business enterprise’s identity or character, including in any case:

a.	the transfer of the business of the Company or almost the entire business of the Company to a third party;

b.	the entering into or termination of any long-term co-operative arrangement between the Company or any subsidiary of the Company and another legal entity or company, or as a general partner in a limited or general partnership, if such cooperative arrangement or termination is of substantial significance for the Company; or

c.	the acquisition or disposal of a participation in the capital of a company with a value of at least one-third of the amount of the Company’s assets according to the Company’s consolidated balance sheet, forming part of the most recently adopted annual accounts of the Company.

Article 21. Conflicts of interests.

Resolutions to enter into transactions in which there is a conflict of interest with any of the directors can only be taken in accordance with the provisions of Articles 18.7 and 18.8.

Article 22. Absence or inability to act.

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If an executive director is absent or unable to act, the remaining executive director(s) shall be temporarily charged with the management of the Company. If the sole executive director is, or all executive directors are, absent or unable to act, the following shall apply: The Board of Directors may designate one or more executive officers of the Company who shall be charged with the day-to-day management of the Company, under the supervision of the Board of Directors, during the absence or inability to act of all executive directors, and each such executive officer shall be authorized to represent the Company during the absence or inability to act of all executive directors. During the absence or inability to act of all executive directors, either (i) the Board of Directors, or (ii) any executive officer designated by a resolution of the Board of Directors as set forth in the preceding sentence, acting with the approval of the Board of Directors, may call a General Meeting to fill the vacancy created by the absence or inability to act of all executive directors, if such absence or inability to act of all executive directors continues for thirty (30) days or more. In the absence of a resolution adopted by the Board of Directors as described in the two preceding sentences charging one or more executive officers of the Company with the day-to-day management of the Company during the absence or inability to act of all executive directors, the non-executive directors shall be temporarily charged with the management of the Company during the absence or inability to act of all executive directors and each non-executive director shall be entitled to represent the Company during such absence or inability to act of all executive directors.

If all directors are absent or unable to act, then the executive officers of the Company shall be charged with the management of the business of the Company, and each such executive officer shall be entitled to represent the Company during the absence or inability to act of all directors and any executive officer may call a General Meeting to fill the vacancies in the Board of Directors. If no executive officer calls a General Meeting for such purpose within thirty (30) days after the first date when all directors were absent or unable to act, then any holder(s) of one percent (1%) or more of the Company’s issued capital may call a General Meeting for such purpose.

CHAPTER VII

Annual accounts. Profits

Article 23. Financial year. Drawing up the annual accounts

23.1	The Company’s financial year shall be concurrent with the calendar year.

23.2	The Board of Directors shall prepare the annual accounts, within five (5) months of the end of each financial year, unless such period is extended in accordance with the provisions of applicable law.

23.3	Within the period for preparation thereof, as referred to in Article 23.2, the annual

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accounts shall also be made available to the public to the extent required by law. Furthermore, the annual financial information shall be available at the offices of the Company. If requested, the Company shall provide to those entitled to attend meetings copies of the annual financial information free of charge. If these documents are amended, this obligation shall also extend to the amended documents.

23.4	The annual accounts shall be signed by all members of the Board of Directors. If the signature of one or more of them is lacking, this fact and the reason therefor shall be indicated.

23.5	The annual accounts shall be adopted by the General Meeting.

23.6	After adoption of the annual accounts, the General Meeting may by separate agenda items discharge the executive directors, in respect of their management of the Company, and the non-executive directors in respect of their supervision of the Company’s management and their management of the Company to the extent that the non-executive directors have been involved in the management of the Company as set forth herein, in each case during the relevant financial year insofar as this appears from the annual accounts or otherwise is apparent from public disclosures.

23.7	The Company shall be obligated to deposit the annual accounts within eight days after adoption thereof at the office of the trade register.

Article 24. Auditor

24.1	The General Meeting shall instruct an accountant to audit the annual accounts and the annual report, as drawn up by the Board of Directors, to report thereon and to issue an auditor’s certificate with respect thereto. If the General Meeting fails to instruct an external auditor, the Board of Directors shall be authorized to do so. The annual accounts shall not be adopted by the General Meeting if the General Meeting is not able to take cognizance of the auditor’s certificate, unless a legitimate ground is given why the certificate is lacking.

24.2	The compensation of the external auditor, and instructions to the external auditor to provide non-audit services, shall be approved by the Board of Directors.

24.3	The auditor shall record his findings in a report commenting on the true and fair nature of the annual accounts. The auditor shall send such report to the Board of Directors.

24.4	The external auditor may be questioned by the General Meeting in relation to his statement on the fairness of the annual accounts. The external auditor shall therefore attend and be entitled to address this meeting.

Article 25. Allocations of profit

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25.1	The Board of Directors shall determine which portion of the profits shall be reserved. The profit remaining after application of the previous sentence, if any, shall be at the disposal of the General Meeting. A resolution to pay a dividend shall be dealt with as a separate agenda item at the General Meeting.

25.2	The Company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the Company’s shareholders’ equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.

25.3	Distribution of profit shall be effected after the adoption of the annual accounts which show that this is permitted.

25.4	The Board of Directors may make interim distributions only to the extent that the requirements set forth in Article 25.2 above are satisfied, as apparent from an (interim) financial statement drawn up in accordance with the law.

25.5	The Board of Directors may decide to make payments to holders of shares out of reserves which are not required to be maintained by law or these Articles of Association, if such payment is permitted by Article 25.2.

25.6	Any claim a shareholder may have to a distribution shall lapse after five (5) years, to be computed from the day on which such a distribution becomes payable.

25.7	A dividend or other distribution may be payable in cash or other property, including shares in the capital of the Company.

25.8	The Board of Directors may determine a record date for the payment of a dividend or other distribution, which shall not be earlier than sixty (60) days before the date of payment of such dividend or other distribution. If the Board of Directors determines a record date for the payment of a dividend or other distribution, only the shareholders of the Company as of such record date shall be entitled to receive the relevant dividend or other distribution, and only in respect of those shares held by such shareholders on such record date.

25.9	The timing and method of payment of a dividend or other distribution shall be determined by the Board of Directors in accordance with applicable laws and regulations in the resolution for the declaration (betaalbaarstelling) of such dividend or other distribution.

CHAPTER VIII

General meetings

Article 26. Annual General Meeting

26.1	Within six (6) months of the end of the Company's financial year the annual General Meeting shall be held.

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26.2	The agenda of that meeting shall, among other matters, contain the following items:

a.	discussion of the annual report;

b.	adoption of the annual accounts;

c.	discharge of the executive directors and non-executive directors for their management and/or supervision of management, as more fully set forth in Article 23.6, during the past financial year;

d.	appropriation of profits for the preceding year;

e.	filling of any vacancies in the Board of Directors.

Article 27. Other General Meetings

27.1	Within three months after the Board of Directors considers it likely that the equity of the Company has decreased to an amount equal to or less than half of the paid and called up part of the Company’s capital, a General Meeting shall be held to discuss the measures to be taken, if necessary.

27.2	Without prejudice to the provisions of Articles 26.1, 27.1 and 22, General Meetings shall be held as often as the Board of Directors deems necessary.

Article 28. Convocation. Agenda

28.1	General Meetings shall be called by the Board of Directors.

28.2	Notice of the meeting shall be given not later than on the fifteenth day prior to the day of the meeting.

28.3	The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may also be put on the agenda of the meeting with due observance of the notice requirements of Article 28.2.

28.4	The agenda shall contain such matters as may be placed thereon by the Board of Directors. Furthermore, the agenda shall contain such items as requested in writing by one or more persons entitled to attend the General Meeting, representing solely or jointly at least three percent (3%) of the Company’s issued capital, at least sixty (60) days before the date of the meeting. The meeting shall not adopt resolutions on matters other than those that have been placed on the agenda.

28.5	Notifications of the General Meetings, and all other notifications required by law to be given to shareholders and depositary receipt holders, shall be given by an announcement published through the Company’s website and via any other electronic communication method that is directly and permanently accessible until the General Meeting and by mail directed to the shareholders at their addresses shown on the shareholders register, or by email addressed to the email address which a shareholder has indicated in writing to the Company, as well as via such announcements as may be required pursuant to the laws and regulations of each

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jurisdiction in which the shares of the Company have been admitted to trading on a regulated market. Notice delivered by mail shall be effective when it is placed in the post, postage prepaid, addressed to the relevant shareholder at his address as shown in the shareholders register.

Article 29. Place of the meetings

General Meetings shall be held in the following places in The Netherlands: Amsterdam, The Hague, Rotterdam or Haarlemmermeer (Schiphol Airport). In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented. The convening notice shall state the place where the General Meeting shall be held.

Article 30. Imperfect convocation General Meeting

Valid resolutions in respect of matters which were not mentioned on the agenda in the notice of meeting, or which have not been properly published, or in respect of which there has been no due observance of the period set for notice, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Article 31. Chairman

31.1	The General Meetings shall be chaired by the Presiding Director of the Board of Directors. If the Presiding Director of the Board of Directors is not present at a meeting, the meeting shall be chaired by another non-executive director designated by the Board of Directors.

31.2	If no chairman for a meeting has been appointed in accordance with Article 31.1, the meeting shall appoint its chairman itself.

Article 32. Voting results / Minutes

32.1	The voting results for each resolution adopted at a General Meeting, including (i) the number of shares that have been validly voted upon, (ii) the number of shares that have been validly voted upon as a percentage of the issued share capital, (iii) the total number of votes validly cast and (iv) the number of votes cast in favor of and against the resolution as well as the number of abstentions, must be posted on the Company’s website not later than the fifteenth day following the day of the General Meeting.

32.2	Minutes shall be taken of the matters discussed at every General Meeting by a secretary to be appointed by the chairman of the meeting.

32.3	The minutes of the General Meeting shall be made available on the Company’s website no later than three months after the end of the meeting.

32.4	The minutes shall be adopted by the chairman and the secretary of the meeting and signed by them to that effect three months after the minutes have been made available on the Company’s website.

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32.5	The chairman of the meeting, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the meeting. This report must be co-signed by the chairman of the meeting.

Article 33. Rights exercisable during a meeting. Admission

33.1	Every holder of shares and every other party entitled to attend the meeting who derives his rights from such shares, is only entitled to attend the General Meeting in person, or represented by a person holding a written proxy, to address the meeting and, in as far as he has voting rights, to vote at the meeting, if he has lodged documentary evidence of his voting rights or meeting rights within a time and in a manner specified by the Board of Directors in the notice of meeting. Such time may not be earlier than seven days before the date of the meeting. The requirement of a written proxy is also met if the proxy is recorded electronically.

33.2	In terms of applying the provisions of Article 33.1, the Board of Directors may determine that those entitled to vote and/or attend the meeting shall be those who (i) are a shareholder or otherwise entitled to attend the meeting on the twenty-eighth day before the General Meeting (“record date”) and (ii) are registered as such in a register (or one of more parts thereof) designated by the Board of Directors, hereinafter referred to as “the register”. If the Board of Directors sets a record date, it must be the date which is exactly twenty-eight (28) days before the date of the General Meeting and not an earlier or later date.

33.3	The convocation to the General Meeting shall state the record date, where and the manner in which registration shall take place, and the procedure(s) to participate and exercise voting rights in the General Meeting (including procedures for persons holding a written proxy for a shareholder or other person entitled to attend the meeting). The convocation may also provide that (i) shareholders or other persons entitled to attend the meeting may participate in the meeting, cast votes at the meeting and/or speak at the meeting, directly or through the holder of a written proxy, by way of an electronic means of communication designated in the convocation provided that such means of communication satisfies the conditions set forth in Article 2:117a, paragraph 2, of the Dutch Civil Code and/or (ii) that votes cast in advance of the meeting, on or after the record date in respect thereto, by means of an electronic means of communication as specified in the convocation, will be deemed to have been cast at the meeting.

33.4	The chairman of the General Meeting shall decide whether persons other than those who are entitled to admittance pursuant to the aforementioned provisions shall be admitted to the meeting.

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33.5	The attendance list must be signed by each person with voting rights and/or meeting rights or his representative.

33.6	The members of the Board of Directors shall have the right to attend the General Meeting. In these meetings they shall have an advisory vote.

Article 34. Decision making by General Meeting

34.1	The Board of Directors shall provide the General Meeting with all information that it requires, unless this would be contrary to an overriding interest of the Company. In the event of such an overriding interest, the Board of Directors shall give the reason for withholding information.

34.2	Resolutions of the General Meeting shall be passed by an absolute majority of the votes cast, unless the law or these Articles of Association prescribe a greater majority.

34.3	The General Meeting may only adopt the following resolutions upon a proposal by the Board of Directors:

a.	a resolution to amend the Articles of Association of the Company;

b.	a resolution to effect a legal merger (juridische fusie) or demerger (juridische splitsing);

c.	a resolution to liquidate or dissolve the Company;

d.	a resolution to take one of the actions referred to in Article 20.2.

Any resolution described in this Article 34.3 can only be adopted by a majority of no less than two-thirds of the votes cast, which vote also represents more than one-half of the Company’s issued capital.

34.4	If no absolute majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates. If, again, no one has gained an absolute majority of the votes, new votes shall be held until either one person has gained an absolute majority or, if the vote was between two persons, the votes are equally divided. Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the lowest number of votes. If in the previous vote two or more persons have the lowest number of votes, it shall be decided by lot who cannot be voted for at the new vote. If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

34.5	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

34.6	All voting shall take place orally unless the chairman of the meeting decides to have

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votes taken in writing or any person entitled to vote requests a vote in writing. A vote in writing shall take place by means of signed ballot papers.

34.7	Abstentions and invalid votes shall be deemed not to have been cast.

34.8	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

34.9	The view of the chairman of the meeting stated at the meeting expressing that the General Meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant resolution was not proposed in writing. However, if the chairman's view is challenged immediately after it is expressed, a new vote shall be taken if the majority of the persons present and entitled to vote so require or, if the original vote was not by voice vote or by ballot, if one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

CHAPTER IX

Amendment to the Articles of Association, dissolution, demerger and merger. Liquidation.

Article 35. Amendment to the Articles of Association and dissolution

If a proposal to amend the Articles of Association or to dissolve the Company is to be submitted to the General Meeting, the convening notice must state this fact. At the same time, if the proposal is for an amendment to the Articles of Association, a copy of the proposal containing a verbatim text of the proposed amendment must be deposited at the Company's office for inspection by the shareholders and depositary receipt holders until the meeting is adjourned.

Article 36. Liquidation

36.1	If the Company is dissolved pursuant to a resolution by the General Meeting, the directors shall be the liquidators of the Company, unless the General Meeting appoints other persons as liquidators. The General Meeting determines the remuneration of the liquidators.

36.2	The provisions of these Articles of Association shall, to the fullest extent possible, continue to be in force during the liquidation.

36.3	The surplus remaining after payment of the debts shall be paid to each shareholder in proportion to the total nominal value of such shareholder’s individual shareholding.

36.4	After the Company has ceased to exist the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

CHAPTER X

Indemnification

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Article 37. Indemnification

37.1	The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Board of Directors, officer, employee or agent of the Company, or is or was serving at the request of the Company as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise or entity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful or outside of his mandate.

37.2	The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he is or was a member of the Board of Directors, officer or agent of the Company, or is or was serving at the request of the Company as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise or entity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or

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any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

37.3	To the extent that a member of the Board of Directors, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, referred to in Articles 37.1 and 37.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

37.4	Any indemnification by the Company referred to in Articles 37.1 and 37.2 shall (unless ordered by a court) only be made upon a determination that indemnification of the member of the Board of Directors, officer, director, employee, trustee or agent is proper under the circumstances because he had met the applicable standard of conduct set forth in Articles 37.1 and 37.2. Such determination shall be made:

a.	by a majority of the members of the Board of Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

b.	if there are no members of the Board of Directors who are not named as parties to such action, suit or proceeding or if the members of the Board of Directors who are not named as parties to such action, suit or proceeding so direct, by independent legal counsel in a written opinion; or

c.	by the General Meeting.

37.5	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon a resolution of the Board of Directors with respect to the specific case upon receipt of an undertaking by or on behalf of the relevant member of the Board of Directors, officer, director, employee, trustee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article 37.

37.6	The indemnification provided for by this Article 37 shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under the laws of The Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board of Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Directors, officer, director,

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employee, trustee or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.

37.7	The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a member of the Board of Directors, officer, employee or agent of the Company, or is or was serving at the request of the Company as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise, or entity, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

37.8	Whenever in this Article 37 reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, members of the management board, officers, employees and agents, so that any person who is or was a supervisory director, member of the management board, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article 37 with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

37.9	No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Directors (1) for any breach of such individual’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the relevant member of the Board of Directors derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended. Any amendment, repeal or modification of this Article 37 shall not adversely affect any right or protection of any person with respect to any act or omission occurring prior to such amendment, repeal or

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modification.

IV.        FINAL STATEMENTS

Finally the appearing persons stated:

-	that the current issued capital of the Company is two million thirty-nine thousand seven hundred sixty-one euro and ninety-six cent (EUR 2,039,761.96) consisting of:

-	sixty-two million twenty-two thousand seven hundred sixty-six (62,022,766) ordinary shares, nominal value one eurocent (EUR 0.01) per share;

-	thirty-two million seventy thousand eight hundred thirty-five (32,070,835) Class A shares, nominal value one eurocent (EUR 0.01) per share;

-	six million seven hundred three thousand five hundred twenty (6,703,520) Class B shares, nominal value one eurocent (EUR 0.01) per share;

-	three million three hundred ninety thousand four hundred ninety (3,390,490) Class C shares, nominal value one eurocent (EUR 0.01) per share;

-	thirty-two million one hundred sixty-four thousand nine hundred fifty-five (32,164,955) Class D shares, nominal value one eurocent (EUR 0.01) per share;

-	eleven million seven hundred forty-nine thousand seven hundred (11,749,700) Class E shares, nominal value one eurocent (EUR 0.01) per share;

-	fourteen million three hundred twenty-six thousand six hundred fifty (14,326,650) Class F1 shares, nominal value one eurocent (EUR 0.01) per share; and

-	forty-one million five hundred forty-seven thousand two hundred eighty (41,547,280) Class F2 shares, nominal value one eurocent (EUR 0.01 per share;

-	that as a result of the execution of this deed of amendment, each outstanding Class A share, Class B share, Class C share, Class D share, Class E share, Class F1 share and Class F2 share of the Company will automatically be converted into the same number of ordinary shares; and

-	that as a result of the foregoing conversion of shares, the issued capital of the Company upon execution of this deed of amendment will be two million thirty-nine thousand seven hundred sixty-one euro and ninety-six cent (EUR 2,039,761.96) consisting of two hundred three million nine hundred seventy-six thousand one hundred ninety-six (203,976,196) ordinary shares.

The appearing person is known to me, civil law notary.

WITNESSED THIS DEED, the original of which was drawn up and executed in Leiden

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on the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave her an explanation thereon, and furthermore pointed out the consequences which will result for the party from the contents of this deed.

Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.

(Signed accordingly).

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